Power of Attorney



     Know all men by these presents that I, Eileen C. Miskell residing at 143 Colonial Way, Falmouth, MA, do herby appoint Santo P. Pasqualucci as my true and lawful attorneyin-fact and agent with full power of substitution for me and in my name, place and stead, in any and all capacities to sign any and all forms necessary to comply with my reporting obligations under
Section 16(a) of the Securities and Exchange Act of 1934, as amended ("Exchange Act") including Securities and Exchange Commission ("SEC") Forms 3,4 and 5 and any other similar filings as may be required from time to time, and to file the same with the SEC and the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done, as fully to all intents and purposes as I could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof. I acknowledge that this power of attorney hereby revokes any prior power of attorney that I have granted with respect to the aforementioned forms and reporting requirements.
      I acknowledge that the foregoing attorney-in-fact and agent, in serving in such capacity at my request is not assuming, nor is Falmouth Co-operative Bank or Falmouth Bancorp, Inc. assuming, any of my responsibilities to comply with Section 16(a) of the Exchange Act.


Dated: October 21, 1997



                                   /s/ Eileen C. Miskell


                                   Name:


Sworn to before me this
21 day of
October,
1997


/s/ Jeanne
E. Alves

Notary
Public